EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

Entered into this 10th day of December, 2006

By and Between

ZION OIL & GAS, INC.

15 Bareket St., North Industrial Park

Caesarea 38900, Israel ("Zion")

and

LAPIDOTH - ISRAEL OIL PROSPECTORS CORP., LTD.

19 Brodetsky St., Ramat Aviv

Tel-Aviv 61170, Israel ("Contractor")

WHEREAS, Zion as holder of Petroleum Exploration License 298/Ma'anit-Joseph (the "License") desires to engage the Contractor to perform certain remedial workover, completion and testing services on the Ma'anit #1 well (as such services shall be defined by Zion in a Remedial Workover and Completion Procedure to be provided Contractor, the "Services") pursuant to the terms and conditions described herein and as will be further detailed in an agreement to be entered into as provided herein (the "Services Agreement"); and

WHEREAS, the Contractor is willing to provide the Services to Zion on the terms and conditions reflected in this Memorandum of Understanding ("MoU") and to be further detailed in the Services Agreement; and

<hr>

WHEREAS, the parties agree to negotiate, conclude and enter into the Services Agreement as soon as reasonably possible, but no later than January 21, 2007, in accordance with the terms and principles agreed by the parties and reflected in this MoU;

NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

1. Well and Location: Ma'anit #1 on Kibbutz Ma'anit lands and Israeli Coordinates: X=152.401.94; Y=207.860.32 (the "Well")

2. Drilling Unit: Franks 750, equipped and meeting the specifications (and subject to standard drilling unit acceptance test), as such will be agreed by the parties as soon as reasonably possible and set forth in an exhibit(s) to be attached to the Services Agreement (the "Drilling Unit").

3. Commencement Date: to be agreed, but not prior to March 1 and not later than March 21, 2007, provided that if, notwithstanding all reasonable efforts of the Contractor, the Drilling Unit has not been released from its work on the Mansura water well on Ramat HaGolan in sufficient time to commence the Services on the Well by March 21, 2007, the commencement date may be delayed for such additional number of days as is necessary for the Contractor, using all its reasonable efforts, to commence the Services on the Well.

4. Location and Permits: Zion shall be responsible for preparation of the location (including satisfactory road access), subject to inspection by Contractor prior to giving notice to commence mobilization ("Mobilization Notice"). Each party shall be responsible for obtaining such permits and licenses in accordance with standard Israeli operating practices. (Contractor shall be responsible to obtain all necessary licenses and permits for operating its equipment and personnel while Zion will be responsible for obtaining all licenses and permits required to enable safe entrance to the location and conducting operations thereon).

5. Workover and Completion Procedures: As prepared by Zion and to be attached as an exhibit to the Services Agreement. The procedures will provide for operations during daylight hours only of not less than 10 hours and not more than 12 hours per operating day ("Operating Day"). It is agreed that operations will not be conducted on Shabbats and Hagei Yisrael, except as required as a result of special well conditions. (Hagei Yisrael shall include: 1st Day Pesach, Tues. Apr. 3; 7th Day Pesach, Mon. Apr. 9; Meimouna, Tues. Apr. 10; Yom Ha'atzma'out, Tues. Apr. 24; and Shavuot, Wed. May 23). On Arviei Shabbat and Hagei Yisrael, operations will cease in such time as to enable the personnel of Contractor to return to their homes prior to the entrance of the Shabbat or the Hag, as applicable, and will resume on the morning of the first working day following the end of the Shabbat or Hag, as applicable.

6. Standard of Performance: Contractor shall perform diligently and efficiently and in safe and workmanlike manner according to good oil field practices.

<hr>

7. Daywork Rates: Contractor shall be paid at the following rates for the work performed under the Services Agreement, on a "Day-Rate" standard basis:

7.1 Mobilization: US$ 75,000.

7.2 Demobilization: US$ 75,000.

7.3 Operating Day Rate: US$ 750 per hour.

7.4 Repair Rate: At Operating Day rate for each period of shutdown time up to a maximum of 10 hours for any repair job and a total of 20 hours for each 30 day period. Thereafter, at a rate of $0 per Operating Day.

7.5 Standby Rate (if less than 48 hour notice given or in respect of days in which partial time of operations were or are to be conducted even if a 48 hours notice was provided): US$ 750 per hour to a maximum of US$ 8,250 per Operating Day. Meaning that, if on a certain day during which operations are conducted during only part of the day, then payment to Contractor will amount to $8,250; provided that if such day is an Erev Shabbat or Erev Hag, then payment to the Contractor shall equal $750 X the actual number of operating hours available for operations.

7.6 Shabbat (including Hagei Yisrael) and Standby (on 48 hour notice) Rate: US$ 5,000 per day.

7.7 Operations on Shabbat and Hagei Yisrael: If required as a result of well conditions, at Zion's request, US$ 1,500 per hour.

7.8 Force Majeure Rate: US$ 5,000 per day.

7.9 Reimbursable Costs:

(a) Logging and perforation services and materials: per Lapidoth 1.12.2006 Logging Dept. Price List.

(b) Cementing and stimulation services and materials: per Lapidoth 1.12.2006 Service Dept. Price List.

(c) Rental tools and equipment: per Lapidoth 1.12.2006 Price List for Renting Tools & Equipment.

(d) Trucking services: per Lapidoth 1.12.2006 Vehicle Rate Price List.

(e) Personnel services: per Lapidoth 1.12.2006 Labor Rate Price List.

(f) Other services provided by Contractor's service department: per Lapidoth 1.12.2006 Service Dept. Price List.

(g) Other services and materials furnished by Contractor at Zion's request: per Contractor's cost plus 10%

(h) Lodging (3 rooms) and Board at Kibbutz Barkai on terms and conditions as applicable during operations in connection with the reentry drilling of the Well in 2005.

<hr>

7.10 VAT: Stated prices and rates are net of VAT.

8. Payment Terms:

8.1 Mobilization and Demobilization. US$150,000 on account of Mobilization and Demobilization shall be paid, subject to the fulfillment of the condition precedent (Sec. 12 below), within three (3) business days of the fulfillment of the condition precedent.

8.2 On Account Fund.

(a) Upon notice by Zion to Contractor to commence mobilization, Zion shall pay an amount equal to US$ 250,000 on account of operations under the Services Agreement (such monies, the "On Account Fund").

(b) At any time as less than an amount equal to US$ 50,000 of the On Account Fund remains which has not been allocated to invoices issued by Contractor, Zion shall within 2 business days make an additional on account payment in such amount which is the greater of (i) an amount as in the good faith estimate of the parties shall reflect not less than one-half of the remaining amounts to be due Contractor for all the Services to be provided by Contractor hereunder or pursuant to the Services Agreement and (ii) US$50,000, provided that in no event will Zion be required to make an additional on account payment in excess of the uninvoiced amounts, including VAT thereon, to be due to the Contractor for the Services provided or to be provided. If an amount due pursuant to the preceding sentence is not paid within 2 business days of the due date, the Contractor may cease operations immediately. In the case of disputed invoice(s) in the amount not to exceed US$50,000, Zion may deposit the amount in dispute in escrow with agreed trustee and this amount will not be considered for calculation of the On Account Fund.

8.3 Invoices and Payment; On Account Fund Refunds.

(a) Contractor shall invoice Zion weekly in arrears for services to be provided under the Services Agreement. Undisputed amounts shall be debited against the monies in the On Account Fund. It is agreed that Zion will have 14 days following receipt of each invoice to dispute it; provided, however, that, subject to the provisions of the third sentence of Sec. 8.2(b) above, for purposes of determination of the balance of the On Account Fund and the need to make an additional on account payment, each issued invoice will be taken into account immediately upon its issuance.

(b) All funds remaining in the On Account Fund following completion of operations under the Services Agreement and satisfaction of all outstanding invoices shall be returned to Zion promptly after final settlement.

8.4 VAT and VAT Invoices. Any payment due Contractor, including on account payments, shall be made against receipt of a VAT tax invoice and receipt. The VAT due on each invoice shall be paid concurrently with the payment of the invoice and deducted from the On Account Fund.

<hr>

8.5 Currency of Payment. All amounts due shall be paid either in U.S. Dollars or in Israeli currency at the representative rate for U.S. Dollars prevailing on the date of payment, unless otherwise agreed.

9. Term and Termination, Option for Substitution, Liquidated Damages

9.1 Term. Subject to the fulfillment of the condition precedent (Sec. 12 below) and unless earlier terminated by agreement of the parties or as otherwise provided in the Services Agreement, the agreements of the parties as reflected in this MoU shall remain in effect through the completion of Services and shall be considered the binding agreement of the parties as to be supplemented or otherwise revised by the Services Agreement.

9.2 Termination and Liquidated Damages. Except as provided in Sec. 9.3 below or as otherwise agreed by the parties, if Zion does not give notice to Contractor to mobilize the Drilling Unit and commence the Services contemplated by this MoU by March 10, 2007 (with latest starting day on March 21, 2007, subject to availability of the rig as aforesaid), Zion shall pay to Contractor as liquidated and agreed damages the amount of US$ 110,000, such amount to be offset against the amount paid by Zion to Contractor on account of Mobilization and Demobilization. This amount of liquidated damages was assessed by the parties as a reasonable compensation for actual damages of Contractor, after due consideration, and shall not be considered as a fine.

9.3 Substitution of Drilling Contract for Services Agreement. At any time prior to giving a Mobilization Notice under the Services Agreement, but not later than March 10, 2007 and subject to availability of the IDECO SUPER 7-11 rig, the parties may agree to terminate the Services Agreement and enter into an agreement to drill a new well on the License in accordance with the terms of the License.

10. Services Agreement

10.1 The parties shall negotiate and enter into the Services Agreement as soon as reasonably possible and not later than January 21, 2007.

10.2 In addition to the terms set forth above, the Services Agreement shall include such terms and conditions as reasonable and appropriate in the circumstances taking into consideration the nature and extent of the Services to be performed under the Services Agreement, industry custom and practice, good oil field practices, prior custom between the parties as reflected in the Drilling Contract, dated December 29, 2004, for the reentry and deepening of the Ma'anit #1 and the standard draft agreement of Contractor, a copy of which was provided to Zion.

11. Dispute Resolution. Any dispute arising under this MoU or the Services Agreement which cannot be resolved following good faith attempts by the parties shall be submitted to binding arbitration before a single arbitrator to be agreed by the parties.

<hr>

12. Governing Law. This MoU and the Services Agreement shall be governed by the laws of Israel. The competent court in the District of Tel-Aviv shall have exclusive jurisdiction.

13. Condition Precedent. Except as relates to the obligations of the parties to negotiate and enter into the Services Agreement in a timely fashion, the undertakings and obligations of the parties under this MoU and the Services Agreement to be entered into pursuant to this MoU shall be subject to and contingent upon the completion of the initial closing by Zion of its public offering subject of its prospectus dated September 26, 2006. If the offering does not close in accordance with terms of the offering under the prospectus, as may be supplemented and amended, the parties shall have no further obligations under either this MoU or the Services Agreement and their undertakings under this MoU shall be of no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Understanding as of the date first above written.

CORPORATE SEAL CORPORATE SEAL

/s/ Richard Rinberg /s/ Ya'acov Luxenberg , Amir Tirosh

ZION OIL & GAS, INC. LAPIDOTH ISRAEL OIL PROSPECTORS

CORP. LTD.

By: Richard Rinberg, President By: __________________________